Exhibit 6.6

PROMISSORY NOTE

U.S. $23,000,000	February 28, 2013

FOR VALUE RECEIVED, and at the times hereinafter specified, ELIO MOTORS, INC. (“Maker”), whose address is 102 W. El Caminito Drive, Phoenix, AZ 85021, Attn: Paul Elio, hereby promises to pay to the order of REVITALZING AUTO COMMUNITIES ENVIRONMENTAL RESPONSE TRUST (hereinafter referred to, together with each subsequent holder hereof, as “Holder”), at 2930 Ecorse Road, Ypsilanti, Michigan 48198, or at such other address as may be designated from time to time hereafter by any Holder, the principal sum of Twenty-Three Million Dollars ($23,000,000), together with interest on the principal balance outstanding from time to time, as hereinafter provided, in lawful money of the United States of America.

This Note is issued pursuant to Section 1.2.3 of the Purchase and Sale Agreement between Maker and Holder dated as of February __, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) in connection with the sale by Holder of the ME&F described in the Agreement.  Capitalized terms used but not otherwise defined in this Note are used with the meanings ascribed to them in the Agreement.

The balance of principal outstanding from time to time under this Note will be interest free, except that if Maker fails to make any payment when due, then the balance of principal outstanding shall bear interest at the rate of eighteen percent (18%) (the “Interest Rate”) per annum, accruing from the date such payment was due.  Commencing on November 1, 2013, and on the first day of each month thereafter to and including October 1, 2016, Maker shall make payments to Holder of $173,500.  The entire balance of principal and interest outstanding under this Note shall be due and payable in full on September 1, 2016.

Maker shall have the right to prepay all or any portion of the principal of this Note provided that Holder receives at least five (5) days’ prior written notice of any such prepayment.  Any partial prepayment shall not postpone the due date of any subsequent monthly installment unless Holder shall otherwise agree in writing.

Whenever any payment to be made under this Note shall be stated to be due on a Saturday, Sunday or public holiday or the equivalent for federally chartered banking associations doing business in the State of Louisiana (any other day being a “Business Day”), such payment may be made on the next succeeding Business Day.

In addition to interest as set forth herein, Maker shall pay Holder a late charge equal to five percent (5.0%) of any amounts due under this Note in the event any such amount is not paid within ten (10) days after such payment is due.  The late charge is not a penalty but liquidated damages to defray administrative and related expenses due to such late payment.  The late charge shall be immediately due and payable and shall be paid by Maker to Holder without notice or demand.  This provision for a late charge is not and shall not be deemed a grace period and Holder has no obligation to accept a late payment.  Further, the acceptance of a late payment shall not constitute a waiver of any default then existing or there-after arising under this Note.

All payments hereunder shall be applied first to the payment of late charges, if any, then to the repayment of any sums advanced by Holder, together with interest thereon from the date of advance until repaid, then to the payment of accrued and unpaid interest, and then to the reduction of principal.

Payments under this Note shall be payable without setoff, counterclaim or deduction of any kind.

This Note is secured by a Security Agreement of even date herewith between Maker and Holder (the “Security Instrument”), encumbering the ME&F owned by Maker, as more particularly described in such Security Instrument.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Security Instrument.

Any failure to pay when due any sum hereunder or failure to perform any covenant or agreement herein contained shall constitute an “Event of Default” hereunder and under the Security Instrument and the Agreement and any default or Event of Default under the Buyer Loan (as defined in the Agreement), any Additional Financing Loan Documents (as defined in the Agreement), if any, the Security Instrument or the Agreement shall constitute an Event of Default hereunder.  Upon the occurrence of any such Event of Default, the entire balance of principal, accrued interest, and other sums owing hereunder shall, at the option of Holder, become at once due and payable without notice or demand, and Holder shall be entitled to recover from Maker all of Holder’s costs of collection, including, without limitation, reasonable fees and expenses of attorneys, paralegals and other legal assistants.

Maker hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Note, and to constitute this Note the legal, valid and binding obligation of Maker, enforceable in accordance with the terms hereof, have been done and performed and happened in due and strict compliance with all applicable laws.

Maker and all parties now or hereafter liable for the payment hereof, primarily or secondarily, directly or indirectly, and whether as endorser, guarantor, surety, or otherwise, hereby severally (a) waive presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices of any sort whatever with respect to this Note, (b) consent to impairment or release of collateral, extensions of time for payment, and acceptance of partial payments before, at, or after maturity, (c) waive any right to require Holder to proceed against any security for this Note before proceeding hereunder, and (d) agree to pay all costs and expenses, including reasonable attorneys’ fees, which may be incurred in the collection of this Note or any part thereof or in preserving, securing possession of, and realizing upon any security for this Note.

The provisions of this Note and of all agreements between Maker and Holder are hereby expressly limited so that in no contingency or event whatever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or detention of the money to be loaned hereunder exceed the maximum amount permissible under applicable law.  If from any circumstance whatever, the performance or fulfillment of any provision hereof or of any other agreement between Maker and Holder shall, at the time performance or fulfillment of such provision is due, involve or purport to require any payment in excess of the limits prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever Holder should ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal balance owing hereunder or, at Holder’s option, be paid over to Maker, and shall not be counted as interest.

If any provision hereof or of any other document securing or related to the indebtedness evidenced hereby is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other persons, entities, or circumstances, nor any other document referred to herein, shall be affected thereby, but instead shall be enforce-able to the maximum extent permitted by law.

Each provision of this Note shall be and remain in full force and effect notwithstanding any negotiation or transfer hereof and any interest herein to any other Holder or participant.

Time is of the essence in this Note.

This Note may not be amended, extended, renewed or modified, nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by an authorized officer of Holder.  Any waiver of any provision hereof shall be effective only in the specific instance and for the specific purpose for which given.

HOLDER AND MAKER KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR THE SECURITY INSTRUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER AND MAKER ENTERING INTO THE SUBJECT TRANSACTION.

Regardless of the place of its execution, this Note shall be construed and enforced in accordance with the laws of the State of Louisiana (excluding the principles thereof governing conflicts of law), and federal law, in the event federal law permits a higher rate of interest than Louisiana law.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.

MAKER:

ELIO MOTORS, INC., an Arizona corporation

By:	/s/ Paul Elio
Name:	Paul Elio
Title:	CEO